                                                                      EXHIBIT 12

                               Levitt Corporation
                Calculation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

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
                                                         Nine Months Ended
                                                           September 30,                     Year ended December 31,
                                                        --------------------    ------------------------------------------------
                                                          2002        2001        2001        2000        1999      1998    1997
                                                        --------    --------    --------    --------    --------   ------   ----
Fixed charges:
  Interest expense                                      $    383         167         180       1,315      1,001       193     40
  Interest capitalized                                     5,555       4,767       6,046       6,652        101       280     --
                                                        --------    --------    --------    --------    -------    ------   ----
                                                        $  5,938       4,934       6,226       7,967      1,102       473     40
                                                        ========    ========    ========    ========    =======    ======   ====

                                                        ========    ========    ========    ========    =======    ======   ====

Earnings:
  Income before income taxes                              14,929       9,453      11,640      10,163      5,600     1,223     60
  Eliminate:
    Equity from earnings in Bluegreen Corporation         (2,463)         --          --          --         --        --     --
    Minority interest                                         --         555         556       1,064         58
  Amortization of capitalized interest                     3,697       3,094       4,820       1,775         --        --     --
  Capitalized interest                                    (5,555)     (4,767)     (6,046)     (6,652)      (101)
  Fixed charges                                            5,938       4,934       6,226       7,967      1,102       473     40
                                                        --------    --------    --------    --------    -------    ------   ----
                                                        $ 16,546      13,269      17,196      14,317      6,659     1,696    100
                                                        ========    ========    ========    ========    =======    ======   ====

Ratio                                                       2.79        2.69        2.76        1.80       6.04      3.59   2.50

Coverage deficiency                                     $     --          --          --          --         --        --     --
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